SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2004

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification Number

0-33207	GREAT PLAINS ENERGY INCORPORATED	43-1916803
(A Missouri Corporation)
1201 Walnut Street
Kansas City, Missouri 64106
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

ITEM 5.	OTHER EVENTS AND REGULATION FD DISCLOSURE.

As previously disclosed, Great Plains Energy Incorporated ("Great Plains Energy") through its wholly-owned subsidiaries, including Innovative Energy Consultants Inc. ("Innovative Energy") holds an 88.55% interest in Strategic Energy, L.L.C. ("Strategic Energy"), which is a wholly-owned subsidiary of Custom Energy Holdings, L.L.C. ("Custom Energy""). The remaining interest in Strategic Energy is held by SE Holdings, L.L.C. ("SE Holdings"). Under the terms of Custom Energy's limited liability company agreement, SE Holdings could put all or part of its ownership interest ("Put Interest") to Custom Energy at fair market value for a period of time beginning January 31, 2004.

On February 9, 2004, a letter agreement was entered into between SE Holdings and Innovative Energy on behalf of certain of its affiliates, including Great Plains Energy, agreeing to a procedure for determining the fair market value of the Put Interest ("Letter Agreement"). The Letter Agreement provides for SE Holdings to exercise its put option with respect to all but one unit of each of its respective series of ownership interest in Custom Energy. Upon closing of such a transaction, SE Holdings would continue to be a member of Custom Energy. As such, SE Holdings will be entitled to vote on matters requiring the unanimous consent of members as disclosed in Note 14 to the consolidated financial statements in Great Plains Energy's quarterly report on Form 10-Q for the quarter ended September 30, 2003.

The Letter Agreement further provides that Richard M. Zomnir, President and Chief Executive Officer of Strategic Energy, will remain with the company through the closing of the transaction anticipated for mid-April subject to obtaining all necessary regulatory approvals. Upon the consummation of the transaction, Mr. Zomnir will resign. An executive search will be conducted over the next several months considering both internal and external candidates for the position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED

/s/Jeanie Sell Latz

Jeanie Sell Latz
Executive Vice President-Corporate and Shared Services and Secretary

Date:  February 11, 2004